Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2021, with respect to the consolidated financial statements included in the Annual Report of CSI Compressco LP on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statement of CSI Compressco LP on Form S-3 (File No. 333-228400, effective November 30, 2018) and Forms S-8 (File No. 333-175007, effective June 17, 2011, and File No. 333-228675, effective December 4, 2018).

/s/ GRANT THORNTON LLP

Houston, Texas
March 4, 2021